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EMPLOYMENT AGREEMENT
BETWEEN
TRICIA NGUYEN, MD
AND
LHC GROUP, INC.

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between LHC Group, Inc., a Delaware corporation (the “Company”), and Tricia Nguyen, MD (“Executive”), is dated as of July 1, 2019 (the “Effective Date”).

BACKGROUND

WHEREAS, the Company desires to engage Executive as Executive Vice President and Chief Medical Officer in accordance with the terms of this Agreement, and Executive is willing to serve as such in accordance with the terms and conditions of this Agreement
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. Executive is hereby employed as Executive Vice President and Chief Medical Officer as of the Effective Date. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to her by the Chairman, Chief Executive Officer of the Company, and will report directly to the Chairman, Chief Executive Officer of the Company.

2.    Term. Executive’s employment shall be governed by the terms and conditions of this Agreement for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). Beginning on the third anniversary of the Effective Date, and on each subsequent anniversary thereafter, the Term shall, without further action by Executive or the Company, be extended by an additional one (1)-year period; provided, however, that either the Company or Executive may, by notice to the other given at least six (6) months prior to the scheduled expiration of the Term or any then current renewal term, cause the Term or such then current renewal period to cease to extend automatically. Upon such notice, the Term shall terminate upon the expiration of the then-current term, including any prior extensions. Notwithstanding the foregoing, following the occurrence of a Change of Control, the Company may not cause the Term to expire earlier than the second (2nd) anniversary of the Change of Control.

3.    Extent of Service. During the Term, and excluding any periods of vacation, holiday, sick leave and Company-approved leave of absence to which Executive is entitled in accordance with Company policies, Executive agrees to devote substantially all of her business time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder. It shall not be a violation of this Agreement for Executive to (i) devote reasonable time to charitable or community activities, (ii) serve on corporate, civic, educational or charitable boards or committees, subject to the Company’s standards of business conduct or other code of ethics, (iii) deliver lectures or fulfill speaking engagements from time to time on an infrequent basis, and/or (iv) manage personal business interests and investments, subject to the Company’s standards of business conduct or other code of ethics, and so long as such activities do not interfere in a material manner or on a routine basis with the performance of Executive’s responsibilities under this Agreement.

4.    Compensation and Benefits.

(a)    Base Salary. During the Term, the Company will pay to Executive base salary at the rate of Five Hundred Seventy Five Thousand Dollars ($575,000) per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board of Directors of the Company (or the full Board, if there is no Compensation Committee) shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance, and the Company’s performance.

(b)    Incentive, Savings and Retirement Plans During the Term, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company (“Peer Executives”). Without limiting the foregoing, the following shall apply:

(i)    during the Term, Executive will be entitled to participate in the Company’s executive bonus plan, pursuant to which she will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board of Directors of the Company (such bonus earned at the stated “goal” level of achievement being referred to herein as the “Target Bonus,” which, for calendar year 2019, shall be no less than 60% of the Base Salary in effect for calendar year 2019, prorated based on the number of whole months Executive is employed by the Company during calendar year 2019); and

(ii)    during the Term, Executive will be eligible for annual awards under the Company’s long-term incentive plan or plans, of stock options and/or restricted stock awards (or such other stock-based awards as the Company makes to Peer Executives), which awards shall have a grant date fair value of not less than 120% of Executive’s Base Salary.

(c)    Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives.

(d)    Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing her duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel, entertainment and other business expenses.

(e)    Relocation Assistance. The Company shall provide a one-time bonus to Executive for transition-related expenses in the net amount of $75,000 in connection with Executive’s relocation.

(f)    Fringe Benefits. During the Term, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives.

(g)    Vacation. During the Term, Executive will be entitled to such paid vacation time as may be provided from time to time under any plans, practices, programs and policies of the Company available to other Peer Executives.

(h)    Office and Support Staff. During the Term, Executive will be entitled to office, furnishings and equipment of similar type and quality made available to other Peer Executives. During the

Term, Executive will be entitled to secretarial and other assistance reasonably necessary for the performance of her duties and responsibilities.

(i)    Annual Compensation Review. As set forth in Section 4(a) herein, on an annual basis the Compensation Committee of the Board of Directors of the Company shall conduct an overall review of Executive’s compensation package including base salary, short term incentives and long-term incentives. This review shall be based on input from the Chief Executive Officer of the Company and a review of Executive’s performance and the Company’s performance. In addition, on an annual basis, the Chief Executive Officer of the Company and the Chair of the Compensation Committee shall review with Executive her compensation package, including any compensation surveys and other comparable data used by the Compensation Committee to establish Executive’s compensation package. As set forth above, this review will not result in a decrease in Executive’s Base Salary from the previous year.

(j)    One-Time Equity Grant. Solely in consideration of Executive’s execution of this Agreement, the Compensation Committee of the Board of Directors has authorized a one-time grant of restricted stock having a value equal to $500,000 (based on the closing price of the Company’s common stock on the Effective Date) to be issued to Executive on August 1, 2019. The restricted stock will vest as to twenty percent (20%) of the shares on each of the first five anniversaries following the issue date and will be subject to the terms set forth in this Agreement and in the Company’s standard restricted stock agreement.

5.    Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)    individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this Section 5 being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b)    any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (i) thirty-five percent (35%) or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (ii) securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this paragraph (b), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company or a subsidiary of the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below); or

(c)    the consummation of a recapitalization, reorganization, merger, consolidation, statutory share exchange or similar form of transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiary entities, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of thirty-five percent (35%) or more of the total common stock or thirty-five percent (35%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)    approval by the members or stockholders of the Company, as the case may be, of a complete liquidation or dissolution of the Company.

6.    Termination of Employment.

(a)    Death or Retirement. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Term. For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age sixty-five (65) with at least ten (10) years of service.

(b)    Disability. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained by the Company and covering Executive. If no such long-term disability plan or policy is maintained, “Disability” shall mean the inability of Executive, as determined by the Board of Directors, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(c)    Termination by the Company. The Company may terminate Executive’s employment during the Term with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)    any conduct by Executive involving moral turpitude that has a material adverse impact on the Company or on Executive’s ability to perform her duties hereunder;

(ii)    Executive’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

(iii)    any failure to abide by any material laws applicable to her in her capacity as an employee or executive of the Company or applicable to the Company or any of its parents or subsidiaries;

(iv)    any failure or refusal on the part of Executive to perform her duties under this Agreement or to obey lawful directives from the Board of Directors or Chief Executive Officer of the Company, or either of their designees, if not remedied within ten (10) business days after Company’s providing notice thereof;

(v)    any violation of any policy of Company relating to equal employment opportunity, harassment, business conduct or conflict of interest;

(vi)    use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances; and

(vii)    any breach by Executive of any obligation under this Agreement if not remedied within ten (10) business days after Company’s providing notice thereof.

(d)    Termination by Executive. Executive’s employment may be terminated by Executive during the Term for Good Reason or no reason. For purposes of this Agreement, unless written consent of Executive is obtained, “Good Reason” shall mean:

(i)    a material reduction by the Company in Executive’s Base Salary as in effect on the Effective Date (which reduction in Base Salary is not permitted by Section 4(a) hereof) or as the same may be increased from time to time;

(ii)    any failure by the Company to comply with and satisfy Section 14(c) of this Agreement;

(iii)    the material breach by the Company of any of the financial obligations of Company set forth in this Agreement;

(iv)    a requirement by the Company for Executive to relocate her principal place of employment to a location more than seventy-five (75) miles from Lafayette, Louisiana; or

(v)     after the occurrence of a Change of Control, a material diminution in Executive’s position, authority, duties or responsibilities.

Any claim of “Good Reason” under this Agreement shall be communicated by Executive to the Company in writing, which writing shall specifically identify the factual details concerning the event(s) giving rise to Executive’s claim of Good Reason under this Section 6(d). The Company shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days of such notice from Executive. Good Reason shall cease to exist for an event or condition described in clauses (i), (ii) and (iii) above on the ninetieth (90th) day following its occurrence, unless Executive has given the Company written notice thereof prior to such date.

(e)    Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or a date within thirty (30) days after receipt of the Notice of Termination, as specified in such notice, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination or a date within ninety (90) days after receipt of the Notice of Termination, as specified in such notice, (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by Executive without Good Reason, the Date of Termination shall be sixty (60) days following the Company’s receipt of the Notice of Termination, unless the Company specifies an earlier Date of Termination.

7.    Obligations of the Company upon Termination.

(a)    Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Term, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of one-hundred and eighty (180) days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the “Release”):

(i)    the Company shall provide to Executive in a single lump sum cash payment within thirty (30) days after the Date of Termination, or if later, within five (5) days after the Release becomes effective and nonrevocable (but in no event shall such amount be payable later than March 15 of the year following the year in with Executive’s employment was terminated), the aggregate of the following amounts:

A.    the sum of the following amounts, to the extent not previously paid to Executive (the “Accrued Obligations”): (1) Executive’s Base Salary through the Date of Termination, and (2) any accrued pay in lieu of unused vacation (in accordance with the Company’s vacation policy; and

B.    a severance payment as determined pursuant to clause (x) or (y) below, as applicable:

(x)    if the Date of Termination occurs before, or more than two (2) years after, the occurrence of a Change of Control, the severance payment shall be the product of one-and-a-half (1.5) times the sum of (1) Executive’s Base Salary in effect as of the Date of Termination (ignoring any decrease in Executive’s Base Salary unless consented to by Executive), and (2) the greater of the average of the annual cash bonuses earned by Executive for the two (2) fiscal years in which annual bonuses were paid immediately preceding the year in which the Date of Termination occurs, or Executive’s Target Bonus for the year in which the Date of Termination occurs; or

(y)    if the Date of Termination occurs within two (2) years after the occurrence of a Change of Control, the severance payment shall be the product of two-and-a-half (2.5) times the sum of (1) Executive’s Base Salary in effect as of the Date of Termination, and (2) the greater of the average of the annual bonuses earned by Executive for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the Date of Termination occurs, or Executive’s Target Bonus for the year in which the Date of Termination occurs; and

(ii)    the Company shall pay to Executive, in a single lump sum cash payment at the time that annual bonuses are paid to Peer Executives, or such later date as may be required pursuant to Section 15(i), an annual bonus for the year in which the Date of Termination occurs, equal to (i) the bonus, if any, that would have been earned by Executive under the annual incentive bonus plan for such year if she had remained employed on such payment date, based on actual performance under applicable financial metrics, multiplied by (ii) a fraction, the numerator of which is the number of days worked by Executive during such final year and the denominator of which is three-hundred and sixty-five (365) (the “Prorated Final Year Bonus”); and

(iii)    to the extent not theretofore paid or provided, the Company shall timely pay or deliver, as appropriate, all other benefits due to Executive pursuant to any employee benefit plans or incentive plans maintained by the Company with respect to services rendered by Executive prior to the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(iv)    In addition to the payments and benefits described in clauses (i), (ii) and (iii) above, Executive shall be entitled to the following additional benefits:

A.    If the Date of Termination occurs within two (2) years after the occurrence of a Change of Control, all grants of stock options and other equity awards granted by the Company and held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination and, to the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award;

B.    If the Date of Termination occurs before a Change of Control or two (2) years following the occurrence of a Change of Control, then, except as provided below, all grants of stock options and other equity awards granted by the Company and held by Executive as of the Date of Termination will remain outstanding and will (i) continue to vest and become exercisable in accordance with their current vesting schedule provided that Executive continues to comply with the provisions of Section 13 hereof following the Date of Termination and during the Restricted Period (and any unvested award shall be forfeited in the event Executive breaches any of the provisions of Section 13 during such period), and (ii) continue to vest and become exercisable in accordance with their current vesting schedule without condition following the end of the Restricted Period provided that Executive complied with the provisions of Section 13 hereof during the Restricted Period. Notwithstanding the foregoing, if Executive incurs a tax liability with respect to an award of restricted stock prior to the time the restrictions on such restricted stock would lapse in accordance with this Section 7(a)(iv)(B), the restrictions shall lapse on the date such tax liability arises with respect to the number of whole shares of the Company’s common stock having a fair market value at such time no greater than the amount required to satisfy all tax withholding requirements applicable thereto. The Company shall withhold such released shares to satisfy such withholding obligations, and any unvested shares of restricted stock will be subject to the remaining vesting schedule. To the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award; and

C.    If Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that Executive is entitled to such coverage under COBRA (the “Coverage Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage, over (ii) the amount that Executive would have had to pay for such coverage if she had remained employed during the Coverage Period and paid the active employee rate for such coverage, provided, however, that the cost so paid on behalf of Executive by the Company will be deemed taxable income to Executive to the extent required by law, and provided, further, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay the cost of health coverage as described herein shall cease, except as otherwise provided by law.

If Executive’s employment is terminated by the Company without Cause prior to the occurrence of a Change of Control and if it can reasonably be shown that Executive’s termination (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change of Control after such termination, or (ii) otherwise occurred in anticipation of a Change of Control, and in either case a Change of Control as defined hereunder does, in fact, occur, then Executive shall have the rights described in this Section 7(a) as if the Change of Control had occurred on the date immediately preceding the Date of Termination.

Executive acknowledges and agrees that the receipt of severance benefits provided in this Section 7(a) constitutes consideration for the restrictions on the conduct of Executive contained in Section 12 of this Agreement.

(b)    Death or Disability. If Executive’s employment is terminated by reason of her death or Disability during the Term, all grants of stock options and other equity awards granted by the Company and held by Executive will become immediately vested and exercisable as of the Date of Termination (and this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award to the extent necessary), and this Agreement shall terminate without further obligations to Executive or her estate, beneficiaries or legal representatives, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or her estate, beneficiary or legal representative, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive or her estate, beneficiaries or legal representatives, as applicable, shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive or her family on the Date of Termination.

(c)    Cause, Voluntary Termination without Good Reason or Retirement. If Executive’s employment shall be terminated for Cause during the Term, or if Executive voluntarily terminates employment during the Term without Good Reason or by reason of her Retirement, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

(d)    Expiration of Term Following Notice. If either party gives notice under Section 2 to cause the Term to cease to extend automatically, this Agreement shall terminate without further obligations to Executive upon the expiration of the then-current term, provided, however, that if it is the Company who gives notice to Executive under Section 2 to cause the Term to cease to extend automatically, then upon Executive’s termination of employment following such notice, all grants of stock options and other equity awards granted by the Company and held by Executive as of the Date of Termination will remain outstanding and will continue to vest and become exercisable in accordance with their current vesting schedule for so long as Executive voluntarily complies with the restrictions of Section 13 hereof following the Date of Termination as if such restrictions applied to Executive. Any unvested award shall be forfeited upon Executive’s failure to comply with any of the restrictions of Section 13 as if such restrictions applied to Executive. To the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award.

(e)    Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation as an officer of the Company, its subsidiaries and affiliates.

8.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.    Full Settlement; No Obligation to Mitigate. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

10.    Internal Revenue Code Section 280G.

(a)    Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Executive under the Agreement, plus (ii) all other payments and benefits which Executive receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall be those that provide Executive the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that Executive may elect to have the non-cash payments and benefits due Executive reduced (or eliminated) prior to any reduction of the cash payments due under this Agreement.

(b)    All determinations required to be made under this Section 10 shall be made by the accounting firm that was the Company’s independent auditor prior to the Change of Control or any other third party acceptable to Executive and the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company as set forth in Section 11(b) hereof. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)    For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

11.    Costs of Enforcement.

(a)    In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to reimbursement for any and all costs and expenses incurred by her in enforcing or establishing her rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings, but only if and to the extent Executive is successful in asserting such rights. If Executive becomes entitled to recover fees and expenses under this Section 11(a), the reimbursement of an eligible expense shall be made within ten (10) business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

(b)    Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit hereunder. Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

12.    Restrictions on Conduct of Executive.

(a)    General. Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of her labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 12 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair her ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Executive’s services under this Agreement require unique expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and she will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing her in such position and giving her access to such information in reliance upon her agreement to abide by the covenants set forth in this Section 12; (C) that due to Executive’s unique experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that Executive is capable of competing with the Company; and (E) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, Executive shall be subject to the restrictions set forth in this Section 12.

(b)    Definitions. The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means the business of providing post-acute healthcare services to patients through home nursing agencies, hospices, community based/private duty agencies and long-term acute care hospitals.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date (during the Term) of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six (6) months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

“Restricted Period” means the Term, and if Executive’s employment is terminated for any reason during the Term or if Executive has given notice to the Company under Section 2 to cause the Term to cease to extend automatically, the Restricted Period shall mean the Term plus twenty-four (24) months (or the Term plus six (6) months if Executive’s termination occurs within two (2) years after the occurrence of a Change of Control); provided, however, that the Restricted Period shall end with respect to the covenants in clauses (ii), (iii) and (iv) of Section 12(c) on the sixtieth (60th) day after the Date of Termination in the event the Company breaches its obligation, if any, to make any payment required under Section 7(a)(i).

“Restricted Territory” means the geographical territories described on Exhibit B hereto. The Company and Executive agree that Exhibit B shall be periodically reviewed and updated as necessary to maintain a current and complete description of the geographic territories in which the Company, including without limitation, Almost Family, does business.

“Restrictive Covenants” means the restrictive covenants contained in Section 12(c) hereof.

“Third Party Information” means confidential or proprietary information subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Louisiana.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its affiliates.

(c)    Restrictive Covenants.

(i)    Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the Term and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for herself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

Executive acknowledges that any and all Confidential Information is the exclusive property of the Company and agrees to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information which she may then possess or have under her control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

(ii)    Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate her employment relationship with the Company or to enter into employment with any other Person.

(iii)    Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period and in the Restricted Territory, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the Date of Termination; and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) she had business dealings with the Protected Customer on the Company’s behalf; (b) she was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) she obtained Trade Secrets or Confidential Information about the customer as a result of her association with the Company.

(iv)    Noncompetition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive understands and agrees that, during the Restricted Period and within the Restricted Territory, she shall not, directly or indirectly, carry on or engage in Competitive Services on her own or on behalf of any Person, or any Principal or Representative of any Person; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act. Executive acknowledges that the Restricted Territory is reasonable because the Company carries on and engages in Competitive Services throughout the Restricted Territory and that in the performance of her duties for the Company she is charged with operating on the Company’s behalf throughout the Restricted Territory.

(v)    Ownership of Work Product. Executive acknowledges that the Work Product belongs to the Company or its affiliates and Executive hereby assigns, and agrees to assign, all of the Work Product to the Company or its affiliates. Any copyrightable work prepared in whole or in part by Executive in the course of her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board of Directors and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Company’s or such affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(vi)    Third Party Information. Executive understands that the Company and its affiliates will receive Third Party Information. During the Term and thereafter, and without in any way limiting the provisions of Section 12(c)(i) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with her work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board of Directors in writing.

(vii)    Use of Information of Prior Employers. During the Term, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to by in writing the former employer or person. Executive will use in the performance of her duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or its affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(d)    Enforcement of Restrictive Covenants.

(i)    Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)    Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)    Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

13.    Consent to Jurisdiction. The Company and Executive irrevocably consent to the exclusive jurisdiction and venue of the 15th Judicial District Court in Lafayette, Louisiana, in any judicial proceeding brought to enforce this Agreement. The parties agree that any forum is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party, in a court of any jurisdiction other than the 15th Judicial District Court in Lafayette, Louisiana should be forthwith dismissed or transferred to 15th Judicial District Court in Lafayette, Louisiana.

14.    Assignment and Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any Surviving Entity resulting from a Reorganization, Sale or Acquisition (if other than the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Reorganization, Sale or Acquisition had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.    Miscellaneous.

(a)    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any tribunal of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it, except that this Section 15(c) shall not override the provision of Section 6(d)(i).

(d)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e)    Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Louisiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:    LHC Group, Inc.
901 Hugh Wallis Road South
Lafayette, LA 70508
Attention: Legal Department

To Executive:            Tricia Nguyen, MD
Address on File with Company Records

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)    Construction. Each party and her or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i)    Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)    if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh (7th) month following Executive’s separation from service; and

(ii)    if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6)-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh (7th) month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(j)    Withholding. The Company or its subsidiaries, if applicable, shall be entitled to deduct or withhold from any amounts owing from the Company or any such affiliate to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates. In the event the Company or its affiliates do not make such deductions or withholdings, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes.

[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

LHC GROUP, INC.

By:                                                 /s/ Keith Myers
Chairman, CEO

EXECUTIVE:

Tricia Nguyen, MD

EXHIBIT A

Form of Release

THIS RELEASE ("Release") is granted effective as of the ____ day of _________, 20__, by ________ ("Executive") in favor of LHC Group, Inc. (the "Company"). This is the Release referred to that certain Employment Agreement effective as of _________, 20__ by and between the Company and Executive (the "Employment Agreement"), with respect to which this Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided by Section 7 of the Employment Agreement and the Company's other promises and covenants as recited in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for herself, her successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as "Releasees") from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as "Claims") whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release ("Release") is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive's employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Employment Agreement or Executive's Retention Bonus Agreement with the Company, (ii) any rights to indemnification that may exist from time to time under the Company’s bylaws, certificate of incorporation, Louisiana law or otherwise, or (iii) Executive's ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive.

Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to her she has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that she has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees. Nothing in this Release shall constitute a waiver of Executive's right to file an administrative charge with the Equal Employment Opportunity Commission or other government agency authorized to handle administrative employment claims, but Executive shall not receive or accept, and waives her right to, any monetary relief or remedies obtained on her behalf by any agency, organization, or other person.

Executive specifically acknowledges and agrees that she has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that she has been advised to consult with an attorney prior to executing this Release and that she has been given twenty one (21) days to consider this Release prior to its execution. Executive also understands that she may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to her until the expiration of the seven day revocation period.

Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

Executive acknowledges that the terms of this Release must be kept confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity, except as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Release.

It is understood and agreed by Executive that the payment made to her is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of her claims. Executive further acknowledges that she has had a full and reasonable opportunity to consider this Release and that she has not been pressured or in any way coerced into executing this Release.

Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge her waiver of claims under the ADEA, she shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to her under Section 7 of the Employment Agreement. Furthermore, with the exception of an action to challenge her waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys' fees incurred in their defense of Executive's action.

This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Louisiana. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that she has read these three pages and she sets her hand and seal this ____ day of ____________, 20___.

Sworn to and subscribed
before me this _____ day of
______________, 20___.

_____________________
Notary Public

My Commission Expires:

_____________________

A-3

EXHIBIT B
Restricted Territory

The Restricted Territory shall include the following counties and parishes in the states where the Company and its subsidiaries and affiliates conduct business:
ALABAMA
Autauga, Baldwin, Barbour, Bibb, Blount, Bullock, Butler, Calhoun, Chambers, Chilton, Choctaw, Clarke, Clay, Cleburne, Coffee, Colbert, Conecuh, Coosa, Covington, Crenshaw, Cullman, Dale, Dallas, DeKalb, Elmore, Escambia, Etowah, Fayette, Franklin, Geneva, Greene, Hale, Henry, Houston, Jackson, Jefferson, Lamar, Lauderdale, Lawrence, Lee, Limestone, Lowndes, Macon, Madison, Marengo, Marion, Marshall, Mobile, Monroe, Montgomery, Morgan, Perry, Pickens, Pike, Randolph, Russell, Shelby, St. Clair, Talladega, Tallapoosa, Tuscaloosa, Walker, Washington, Wilcox, Winston

ARIZONA
Cochise, Coconino, Gila, La Paz, Maricopa, Mohave, Navajo, Pima, Pinal, Santa Cruz, Yavapai

ARKANSAS
Arkansas, Ashley, Baxter, Benton, Boone, Bradley, Calhoun, Carroll, Clark, Cleburne, Cleveland, Columbia, Conway, Craighead, Crawford, Crittenden, Cross, Dallas, Drew, Faulkner, Franklin, Fulton, Garland, Grant, Greene, Hempstead, Hot Spring, Howard, Independence, Izard, Jackson, Jefferson, Johnson, Lafayette, Lawrence, Lee, Lincoln, Little River, Logan, Lonoke, Madison, Marion, Miller, Mississippi, Monroe, Montgomery, Nevada, Newton, Ouachita, Perry, Phillips, Pike, Poinsett, Polk, Pope, Prairie, Pulaski, Randolph, Saline, Scott, Searcy, Sebastian, Sevier, Sharp, St. Francis, Stone, Union, Van Buren, Washington, White, Woodruff, Yell

CALIFORNIA
Butte, Glenn, Merced, San Joaquin, Shasta, Stanislaus, Tehama

COLORADO
Adams, Alamosa, Arapahoe, Boulder, Broomfield, Conejos, Costilla, Denver, Douglas, El Paso, Elbert, Huerfano, Jefferson, Larimer, Lincoln, Logan, Morgan, Rio Grande, Saguache, Teller, Washington, Weld

CONNECTICUT
Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland

FLORIDA
Alachua, Baker, Bay, Bradford, Brevard, Broward, Calhoun, Citrus, Charlotte, Clay, Collier, Columbia, DeSoto, Dixie, Duval, Escambia, Flagler, Franklin, Gadsen, Gilchrist, Glades, Gulf, Hamilton, Hardee, Hendry, Hernando, Highlands, Hillsborough, Holmes, Indian River, Jackson, Jefferson, Lafayette, Lake, Lee, Leon, Levy, Liberty, Madison, Manatee, Marion, Martin, Nassau, Okaloosa, Okeechobee, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Putnam, St. John’s, St. Lucie, Santa Rosa, Sarasota, Seminole, Sumter, Suwanee, Taylor, Union, Volusia, Wakulla, Walton, Washington

GEORGIA
Atkinson, Baker, Banks, Barrow, Bartow, Ben Hill, Berrien, Brooks, Bryan, Bulloch, Butts, Carroll, Catoosa, Chatham, Chattooga, Cherokee, Clarke, Clayton, Clinch, Cobb, Colquitt, Cook, Coweta, Crisp, Dade, Dawson, Decatur, Dekalb, Dougherty, Douglas, Echols, Effingham, Fannin, Fayette, Floyd, Forsyth, Franklin, Fulton, Gilmer, Gordon, Grady, Gwinnett, Habersham, Hall, Haralson, Harris, Heard, Henry, Irwin, Jackson, Lanier, Lee, Liberty, Long, Lowndes, Lumpkin, Madison, McIntosh, Meriwether, Mitchell, Murray, Muscogee, Newton, Oconee, Paulding, Pickens, Pike, Polk, Rabun, Rockdale, Screven, Spalding, Stephens, Thomas, Tift, Towns, Troup, Turner, Union, Walker, Walton, Ware, White, Whitfield, Wilcox, Worth

IDAHO
Ada, Bannock, Bear Lake, Benewah, Bingham, Blaine, Boise, Bonner, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Custer, Elmore, Franklin, Freemont, Gem, Gooding, Jefferson, Jerome, Kootenai, Lemhi, Lincoln, Madison, Minidoka, Oneida, Owyhee, Power, Shoshone, Teton, Twin Falls

ILLINOIS
Alexander, Bond, Bureau, Calhoun, Cass, Champaign, Christian, Clark, Clay, Clinton, Coles, Cook, Crawford, Cumberland, Dewitt, Douglas, DuPage, Edgar, Edwards, Effingham, Fayette, Ford, Franklin, Fulton, Gallatin, Greene, Grundy, Hamilton, Hardin, Henry, Iroquois, Jackson, Jasper, Jefferson, Jersey, Johnson, Kane, Kankakee, Knox, Lake, Lasalle, Lawrence, Lee, Livingston, Logan, Macon, Macoupin, Madison, Marion, Marshall, Mason, Massac, McHenry, Mclean, Menard, Mercer, Monroe, Montgomery, Morgan, Moultrie, Peoria, Perry, Piatt, Pope, Pulaski, Putnam, Randolph, Richland, Rock Island, Saline, Sangamon, Scott, Shelby, St. Clair, Stark, Tazewell, Union, Vermillion, Wabash, Washington, Wayne, White, Whiteside, Will, Williamson, Woodford

INDIANA
Adams, Allen, Bartholomew Blackford, Boone, Brown, Carroll, Cass, Clark, Clinton, Crawford, Daviess, Dearborn, Decatur, DeKalb, Delaware, Dubois, Elkhart, Fayette, Floyd, Franklin, Fulton, Gibson, Grant, Hamilton, Hancock, Harrison, Hendricks, Henry, Howard, Huntington, Jackson, Jay, Jefferson, Jennings, Johnson, Know, Know, Kosciusko, LaGrange, Lawrence, Madison, Marion, Martin, Marshall, Martin, Miami, Monroe, Montgomery, Morgan, Noble, Ohio, Orange, Owen, Perry, Perry, Pike, Posey, Pulaski, Putnam, Randolph, Ripley, Rush, St. Joseph, Scott, Spencer, Shelby, Steuben, Switzerland, Tippecanoe, Tipton, Union, Vanderburgh, Wabash, Warrick, Washington, Wayne, Wells, White, and Whitley

KENTUCKY
Allen, Anderson, Bullitt, Boone, Bourbon, Boyle, Breckinridge, Butler, Caldwell, Campbell, Carroll, Casey, Christian, Clark, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Estill, Fayette, Franklin, Fulton, Garrard, Grayson, Green, Hancock, Hardin, Harrison, Hart, Henderson, Henry, Hickman, Hopkins, Jessamine, Kenton, Jefferson, LaRue, Lee, Lincoln, Livingston, Logan, Lyon, Madison, Marshall, Meade, Mercer, Metcalfe, McCreary, McLean, Monroe, Montgomery, Nelson, Nicholas, Ohio, Oldham, Owen, Powell, Pulaski, Rockcastle, Russell, Scott, Shelby, Simpson, Spencer, Taylor, Todd, Trigg, Trimble, Union, Warren, Wayne, Webster, Woodford

LOUISIANA
Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn

MARYLAND
Anne Arundel, Baltimore, Jurisdiction of Baltimore City, Calvert, Caroline, Carroll, Charles, Dorchester, Frederick, Harford, Howard, Montgomery, Prince George’s, Queen Anne’s, St. Mary’s, Talbot, Washington, Wicomico, Worcester.

MASSACHUSETTS
Middlesex, Norfolk, Suffolk, Worcester, Franklin, Hampshire, Hampden, Barnstable, Bristol, Plymouth, Essex - NH counties Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Bleknap, Carroll, Grafton, and Coos

MICHIGAN
Baraga, Delta, Dickinson, Houghton, Keweenaw, Marquette, Menominee, Ontonagon, Schoolcraft

MISSISSIPPI
Adams, Amite, Attala, Benton, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Coahoma, Copiah, Covington, Desoto, Forrest, Franklin, George, Greene, Grenada, Hancock, Harrison, Hinds, Holmes, Humphreys, Issaquena, Itawamba, Jackson, Jasper, Jefferson, Jefferson Davis, Jones, Kemper, Lafayette, Lamar, Lauderdale, Lawrence, Leake, Lee, Leflore, Lincoln, Lowndes, Madison, Marion, Marshall, Monroe, Montgomery, Neshoba, Newton, Noxubee, Oktibbeha, Panola, Pearl River, Perry, Pike, Pontotoc, Quitman, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Sunflower, Tallahatchie, Tate, Tippah, Tunica, Union, Walthall, Warren, Washington, Wayne, Webster, Winston, Yalobusha, Yazoo

MISSOURI
Audrain, Barry, Barton, Bollinger, Butler, Camden, Cape Girardeau, Carter, Cedar, Christian, Crawford, Dade, Dallas, Dent, Douglas, Dunklin, Franklin, Gasconade, Greene, Hickory, Howell, Iron, Jasper, Jefferson, Lawrence, Laclede, Lincoln, Marion, Maries, McDonald, Mississippi, Monroe, Montgomery, New Madrid, Newton, Ozark, Pemiscot, Phelps, Pike, Pulaski, Polk, Ralls, Reynolds, Scott, Shelby, St. Charles, St. Francis, St. Louis, St. Louis City, Stoddard, Stone, Taney, Texas, Warren, Washington, Wayne, Webster, Wright

NEW HAMPSHIRE
Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Belknap, Carroll, Grafton, and Coos

NEW JERSEY
Atlantic, Bergen, Cape May, Essex, Hudson, Lydhurst, Morris, North Arlington, Ocean, Passaic, Rutherford, Winslow Township

NEW YORK
Allegany, Bronx, Cattaraugus, Chautaugua, Erie, Delaware, Dutchess, Genessee, Greene, Niagara, Orange, Orleans, Putnam, Rockland, Sullivan, Ulster, Westchester, Wyoming

NEVADA
Carson City, Churchill, Douglas, Lyon, Storey, Washoe

NORTH CAROLINA
Alamance, Alexander, Avery, Beaufort, Bertie, Bladen, Buncombe, Burke, Caldwell, Caswell, Catawba, Chatham, Cherokee, Clay, Cleveland, Columbus, Craven, Cumberland, Duplin, Durham, Edgecombe, Franklin, Gaston, Graham, Granville, Greene, Guilford, Halifax, Harnett, Haywood, Henderson, Hertford, Hoke, Iredell, Jackson, Johnston, Jones, Lee, Lenoir, Lincoln, Macon, Madison, Martin, McDowell, Mecklenburg, Mitchell, Montgomery, Moore, Nash, Northampton, Orange, Pender, Person, Pitt, Polk, Randolph, Robeson, Rockingham, Rutherford, Sampson, Swain, Transylvania, Union, Vance, Wake, Warren, Wayne, Wilson, Yancey

OHIO
Adams, Allen, Ashland, Ashtabula, Athens, Auglaize, Belmont, Brown, Butler, Carroll, Champagne, Clark, Clermont, Clinton, Columbiana, Coshocton, Crawford, Cuyahoga, Darke, Defiance, Delaware, Erie, Fairfield, Fayette, Franklin, Fulton, Gallia, Geauga, Green, Guernsey, Hamilton, Hancock, Harrison, Hardin, Henry, Highland, Hocking, Holmes, Huron, Jackson, Jefferson, Knox, Lake, Lawrence, Licking, Logan, Lorain, Lucas, Madison, Mahoning, Marion, Medina, Meigs, Mercer, Miami, Monroe, Montgomery, Morgan, Morrow, Muskingum, Noble, Ottawa, Paulding, Perry, Pickaway, Pike, Portage, Predble, Richland, Ross, Sandusky, Seneca, Scioto, Shelby, Stark, Summit, Trumbull, Tuscarawas, Union, Van Wert, Vinton, Warren, Washington, Wayne, Williams, Wood, Wyandot

OKLAHOMA
Custer, Washita, Mayes, Oklahoma, Kay, Woodward

OREGON
Benton, Clackamas, Douglas, Jackson, Josephine, Linn, Marion, Multnomah, Polk, Washington, Yamhill

PENNSYLVANIA
Adams, Allegheny, Armstrong, Beaver, Bedford, Berks, Bradford, Bucks, Blair, Butler, Carbon, Cambria, Centre, Chester, Clarion, Clearfield, Clinton, Columbia, Cumberland, Dauphin, Delaware, Fayette, Franklin, Fulton, Greene, Huntingdon, Indiana, Jefferson, Juniata, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Lycoming, Mercer, Mifflin, Monroe, Montgomery, Montour, Mifflin, Northampton, Northumberland, Perry, Poke, Schuylkill, Snyder, Somerset, Sullivan, Susquehanna, Tioga, Union, Washington, Wayne, Westmoreland, Wyoming, York

RHODE ISLAND
Bristol, Kent, Newport, Providence, Washington

SOUTH CAROLINA
Abbeville, Aiken, Allendale, Anderson, Bamberg, Barnwell, Beaufort, Berkeley, Calhoun, Charleston, Cherokee, Chester, Chesterfield, Clarendon, Colleton, Darlington, Dillon, Dorchester, Edgefield, Fairfield, Florence, Georgetown, Greenville, Greenwood, Hampton, Horry, Jasper, Kershaw, Lancaster, Laurens, Lee, Lexington, Marion, Marlboro, McCormick, Newberry, Oconee, Orangeburg, Pickens, Richard, Richland, Saluda, Spartanburg, Sumter, Union, Williamsburg, York

TENNESSEE
Anderson, Bedford, Benton, Bledsoe, Blount, Bradley, Campbell, Cannon, Carroll, Carter, Cheatham, Chester, Claiborne, Clay, Cocke, Coffee, Crockett, Cumberland, Davidson, Decatur, Dekalb, Dickson, Dyer, Fayette, Fentress, Franklin, Gibson, Giles, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hardeman, Hardin, Hawkins, Haywood, Henderson, Henry, Hickman, Hopkins, Houston, Humphreys, Jackson, Jefferson, Johnson, Knox, Lake, Lauderdale, Lawrence, Lewis, Lincoln, Loudon, Macon, Madison, Marion, Marshall, Maury, McMinn, McNairy, Meigs, Monroe, Montgomery, Moore, Morgan,

Obion, Overton, Perry, Pickett, Polk, Putnam, Rhea, Roane, Robertson, Rutherford, Scott, Sequatchie, Sevier, Shelby, Smith, Stewart, Sullivan, Sumner, Tipton, Trousdale, Unicoi, Union, Van Buren, Warren, Washington, Wayne, Weakley, White, Williamson, Wilson

TEXAS
Anderson, Andrews, Angelina, Aransas, Armstrong, Atascosa, Bandera, Bee, Bexar, Blanco, Borden, Bowie, Briscoe, Caldwell, Camp, Carson, Cass, Castro, Cherokee, Collin, Comal, Cooke, Crane, Crosby, Dallas, Dawson, Deaf Smith, Delta, Denton, Donley, Duval, Ector, Ellis, Erath, Fannin, Floyd, Franklin, Freestone, Frio, Garza, Glasscock, Gray, Grayson, Gregg, Guadalupe, Hale, Hall, Hardin, Harrison, Hartley, Hays, Henderson, Hockley, Hood, Hopkins, Houston, Howard, Hunt, Hutchinson, Jefferson, Jim Wells, Johnson, Kaufman, Kendall, Kleberg, Lamar, Lamb, Liberty, Limestone, Live Oak, Loving, Lubbock, Lynn, Marion, Martin, Medina, Midland, Montague, Moore, Morris, Nacogdoches, Nueces, Oldham, Orange, Panola, Parker, Pecos, Polk, Potter, Rains, Randall, Reagan, Red River, Reeves, Refugio, Rockwall, Rockwell, Rusk, San Augustine, San Jacinto, San Patricio, Shelby, Smith, Somervell, Swisher, Tarrant, Terry, Titus, Tyler, Upshur, Upton, Van Zandt, Ward, Wilson, Winkler, Wise, Wood

VIRGINIA
Bedford, Bedford City, Bland, Botetourt, Buchanan, Carroll, Craig, Culpeper, Danville City, Fauquier, Floyd, Franklin, Galax City, Giles, Grayson, Henry, Loudoun, Martinsville City, Montgomery, Patrick, Pittsylvania, Prince William, Pulaski, Rappahannock, Roanoke, Roanoke City, Russell, Smyth, Tazewell, Wythe

WASHINGTON
Adams, Clallam, Cowlitz, Ferry, Grant, Grays Harbor, Jefferson, King, Lewis, Lincoln, Mason, Pacific, Pend Oreille, Pierce, Snohomish, Spokane, Stevens, Thurston, Wahkiakum

WEST VIRGINIA
Barbour, Boone, Braxton, Cabell, Calhoun, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hampshire, Hardy, Harrison, Jackson, Kanawha, Lewis, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mingo, Monongalia, Monroe, Nicholas, Ohio, Pendleton, Pleasants, Pocahontas, Preston, Putnam, Raleigh, Randolph, Ritchie, Roane, Summers, Taylor, Tucker, Tyler, Upshur, Wayne, Webster, Wetzel, Wirt, Wood, Wyoming

WISCONSIN
Adams, Brown, Barron, Buffalo, Calumet, Chippewea, Clark, Dodge, Door, Dunn, Eau Claire, Fond Du Lac, Green Lake, Jefferson, Juneau, Kenosha, Kewaunee, LaCrosse, Manitowoc, Marathon, Marinette, Menomonee, Milwaukee, Monroe, Oconto, Outagamie Ozaukee, Pierce, Pepin, Racine, Rock, Shawano, Sheboygan, St, Croix, Trempealeau, Vernon, Walworth, Waupaca, Washington, Waushara, Waukesha, Winnebago, Wood